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EXHIBIT 99

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE

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                                                                 Three Months Ended March 31,
                                                            ----------------------------------------
                                                                 2004                     2003
                                                            ---------------          ---------------
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Earnings (loss) per share:

BASIC NET INCOME (LOSS)  PER COMMON SHARE
Numerator:
        Net (loss) before extraordinary gain                $   (2,157,845)          $     (974,470)
        Extraordinaty gain                                       9,886,328                        -
                                                            --------------           --------------
        Net Income (Loss)                                   $    7,728,483           $     (974,470)
                                                            ==============           ==============

Denominator:
        Weighted average common shares outstanding              10,159,384                8,224,949
        Effect of dilutive securitiesd
              Conversion of preferred srock                      3,014,380                        -
               Common stock equivalents from
                warrants and options                               303,244
                                                            --------------           --------------
Denominator for diluted earnings per common share               13,477,008                8,224,949
                                                            ==============           ==============
BASIC
        (Loss) before extraordinaty gain                    $        (0.21)          $        (0.12)
        Extraordinary gain                                            0.97                        -
                                                            --------------           --------------
                                                            $         0.76           $        (0.12)
                                                            ==============           ==============
DILUTED
        (Loss) before extraordinaty gain                    $        (0.16)          $        (0.12)
        Extraordinary gain                                            0.73                        -
                                                            --------------           --------------
                                                            $         0.57           $        (0.12)
                                                            ==============           ==============
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